Flexsteel Industries, Inc. Reports Fourth Quarter and Fiscal Year 2025 Results; Continued Net Sales Growth and Record Diluted Earnings Per Share

Dubuque, Iowa – August 18, 2025 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported fourth quarter and fiscal year 2025 results.

Key Results for the Fourth Quarter and Fiscal Year Ended June 30, 2025

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Net sales for the quarter of $114.6 million compared to $110.8 million in the prior year quarter, an increase of 3.4% and the seventh consecutive quarter of year-over-year sales growth. For the year, net sales increased 6.9% to $441.1 million compared to $412.8 million in the prior year.
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GAAP operating income of $14.0 million or 12.2% of net sales for the fourth quarter and $26.6 million or 6.0% of net sales for the year compared to $7.6 million or 6.9% of net sales in the prior year quarter and $17.1 million or 4.1% of net sales for the prior year.
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Adjusted operating income of $10.3 million or 9.0% of net sales for the fourth quarter and $31.3 million or 7.1% of net sales for the year compared to $6.2 million or 5.6% of net sales in the prior year quarter and $18.3 million or 4.4% of net sales for the prior year.
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GAAP net income per diluted share of $1.89 for the current quarter and $3.55 for the year compared to net income per diluted share of $0.89 for the prior year quarter and net income per diluted share of $1.91 for the prior year.
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Adjusted net income per diluted share of $1.40 for the quarter and $4.17 for the year compared to adjusted net income per diluted share of $0.75 for the prior year quarter and $2.11 for the prior year.
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Generated $15.6 million of cash flow from operations in the fourth quarter resulting in $40 million of cash on hand and no line of credit borrowings at June 30, 2025.

GAAP to non-GAAP reconciliations follow the financial statements in this press release

Management Commentary

“Our strategies are working and drove strong results in the quarter,” said Derek Schmidt, CEO of Flexsteel Industries, Inc. “While market conditions and macroeconomic uncertainty remain industry headwinds, we continued our growth momentum and delivered 3.4% sales growth in the quarter, which represents our seventh consecutive quarter of year-over-year growth. The sources of our growth remain diversified across our core business and new or expanded markets, and our continued investments in new product development, innovation, customer experience, and marketing are enabling our share gains. Additionally, we continue to drive meaningful profitability improvement and delivered an adjusted operating margin of 9% in the quarter, which represents our ninth consecutive quarter of year-over-year improvement and a 340 basis point increase compared to the prior year. Sales growth, operational productivity, and product portfolio management remain our key profit improvement levers.”

Mr. Schmidt continues, “I’m proud of the team’s accomplishments in fiscal year 2025 and enthusiastic about the Company’s prospects for continued success. For the year, we delivered sales growth of 7% in a challenging industry environment, expanded adjusted operating margins by 270 basis points to 7.1%, increased adjusted operating profit by 71% to $31.2 million, delivered record adjusted earnings per diluted share of $4.17, and generated $45.3 million of free cash flow, which enabled us to increase our dividend twice in the past 12 months and build a healthy cash balance of $40 million. While difficult industry conditions are expected to persist in the near-term, our team remains intensely focused on executing our growth strategies and profitability improvement initiatives to deliver strong financial results in fiscal year 2026. Tariffs represent a major risk to both demand and margins in the new year. To overcome the demand risk, we will continue delivering an exceptional customer experience, differentiated and innovative new products, high-ROI marketing investments, and deeper penetration into new or expanded markets. The margin risk from tariffs, notably the 20% tariff on imports from Vietnam, requires a multifaceted approach to mitigate including supply chain adjustments, new cost savings initiatives, and limited pricing actions. We have strong partners in our value chain and are working collaboratively with them to address the effect of tariffs while minimizing the impact on consumer prices and demand. Our team is agile and is well positioned to navigate the new tariff environment while effectively executing our growth strategies.”

Mr. Schmidt concludes, “The Company is financially strong, competing well, and gaining share. I’m encouraged by our fiscal year 2025 results and growth momentum, excited about our future, and confident in our ability to continue creating significant value for our customers and shareholders."

Operating Results for the Fourth Quarter Ended June 30, 2025

Net sales were $114.6 million for the fourth quarter compared to net sales of $110.8 million in the prior year quarter, an increase of $3.8 million, or 3.4%. The increase was driven by higher unit volume from soft seating products, partially offset by decreases in our homestyles branded ready-to-assemble products.

Gross margin for the quarter ended June 30, 2025, was 23.9%, compared to 21.3% for the prior-year quarter, an increase of 260 basis points (“bps”). The 260-bps increase was primarily due to a 300-bps benefit from foreign currency translation of our peso denominated assets in Mexico. The benefit is the result of the peso significantly strengthening versus the dollar in the quarter. This was partially offset by the net impact of tariffs of 40-bps.

Selling, general and administrative (SG&A) expense was 15.0% of net sales for the quarter ended June 30, 2025, compared to 17.0% in the prior year quarter. The 200-bps decrease was due to leverage on higher sales in the quarter as well as the prior year quarter included a $1.5 million non-cash charge for the modification of previously awarded equity grants to our former CEO as part of his retirement agreement.

During the quarter, the Company completed the sale of an ancillary building, formerly part of its Huntingburg, IN distribution center complex, which was previously listed as held for sale. The Company recorded a pre-tax gain of $3.7 million related to the sale.

Operating income for the quarter ended June 30, 2025, was $14.0 million compared to $7.6 million in the prior-year quarter. On an adjusted basis, operating income for the quarter ended June 30, 2025, was $10.3 million compared to $6.2 million in the prior year quarter.

Income tax expense was $3.6 million, or an effective rate of 25.0%, during the fourth quarter compared to tax expense of $2.5 million, or an effective rate of 33.9%, in the prior year quarter.

Net income was $10.7 million, or $1.89 per diluted share, for the quarter ended June 30, 2025, compared to net income of $4.9 million, or $0.89 per diluted share, in the prior year quarter. On an adjusted basis, net income for the quarter ended June 30, 2025, was $7.9 million or $1.40 per diluted share compared to adjusted net income of $4.1 million or $0.75 per diluted share in the prior year quarter.

Liquidity

The Company ended the quarter with a cash balance of $40.0 million, working capital (current assets less current liabilities) of $110.4 million, and availability of approximately $54.1 million under its secured line of credit.

Capital expenditures for the year ended June 30, 2025, were $3.3 million.

Financial Outlook

For the first quarter fiscal 2026, the Company expects sales growth of 1% to 6% compared to the prior year quarter and operating margin of 5.5% to 7%. The impact of global trade policy changes, including tariffs, could materially change our business forecast. Besides tariffs, the most significant drivers of variability in the financial outlook are consumer demand and competitive pricing conditions, which will be shaped by macro-economic factors.

First Quarter Fiscal 2026
Sales	$105 - 110 million
Sales Growth (vs. Prior Year)	1% to 6%
GAAP Operating Margin	5.5% to 7%
Free Cash Flow(1)	$(5) to 0 million

(1) Free cash flow is calculated as net cash provided by operations, less capital expenditure plus proceeds from sale of property, plant & equipment

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday, August 19, 2025, at 8:00 a.m. Central Time to discuss the results and answer questions.

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Live conference call: 833-816-1123 (domestic) or 412-317-0710 (international)
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Conference call replay available through August 26, 2025: 877-344-7529 (domestic) or 412-317-0088 (international)
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Replay access code: 5539061
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Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10201908/ffafac91fc and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, restructurings, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, changes in foreign currency values, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, disruptions or security breaches to business information systems, the impact of any future pandemic, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$40,006	$4,761
Trade receivables, net	35,229	44,238
Inventories	89,135	96,577
Other	8,002	8,098
Assets held for sale	—	1,707
Total current assets	172,372	155,381

NONCURRENT ASSETS:
Property, plant and equipment, net	36,212	36,709
Operating lease right-of-use assets	41,545	61,439
Other assets	32,357	20,933

TOTAL ASSETS	$282,486	$274,462

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$25,617	$25,830
Accrued liabilities	36,397	34,576
Total current liabilities	62,014	60,406

LONG-TERM LIABILITIES:
Lines of credit	—	4,822
Other liabilities	52,610	58,867
Total liabilities	114,624	124,095

SHAREHOLDERS' EQUITY:	167,862	150,367

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$282,486	$274,462

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net sales	$114,611	$110,822	$441,073	$412,752
Cost of goods sold	87,175	87,255	343,129	325,508
Gross profit	27,436	23,567	97,944	87,244
Selling, general and administrative expenses	17,164	18,878	66,696	70,444
Restructuring expense	—	355	—	2,982
Right-of-use asset impairment	—	—	14,079	—
(Gain) on sale of real estate	—	—	(753)	—
(Gain) on disposal of assets held for sale	(3,702)	(3,262)	(8,693)	(3,262)
Operating income	13,974	7,596	26,615	17,080
Other income (expense):
Interest income	288	6	421	20
Interest (expense)	—	(155)	(70)	(1,550)
Total other income (expense)	288	(149)	351	(1,530)
Income before income taxes	14,262	7,447	26,966	15,550
Income tax provision (benefit)	3,560	2,525	6,812	5,022
Net income and comprehensive income	$10,702	$4,922	$20,154	$10,528
Weighted average number of common shares outstanding:
Basic	5,276	5,157	5,249	5,170
Diluted	5,677	5,553	5,678	5,519
Earnings per share of common stock
Basic	$2.03	$0.95	$3.84	$2.04
Diluted	$1.89	$0.89	$3.55	$1.91

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	For the years ended June 30,
	2025	2024
OPERATING ACTIVITIES:
Net income	$20,154	$10,528
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,654	3,997
Deferred income taxes	(3,837)	(1,454)
Stock-based compensation expense	3,869	4,647
Change in provision for losses on accounts receivable	(244)	(160)
Right-of-use asset impairment	14,079	—
(Gain) on disposition of property, plant and equipment	(9,446)	(2,839)
Changes in operating assets and liabilities:	8,750	17,164
Net cash provided by operating activities	36,979	31,883
INVESTING ACTIVITIES:
Proceeds from sale of investments	1,155	—
Proceeds from sales of property, plant and equipment	11,535	4,179
Capital expenditures	(3,258)	(4,772)
Net cash provided by (used in) investing activities	9,432	(593)
FINANCING ACTIVITIES:
Dividends paid	(3,556)	(3,219)
Treasury stock purchases	—	(1,659)
Proceeds from lines of credit	202,344	367,818
Payments on lines of credit	(207,262)	(391,270)
Proceeds from issuance of common stock	141	88
Shares withheld for tax payment on vested shares and options exercised	(2,833)	(1,652)
Net cash (used in) financing activities	(11,166)	(29,894)
Increase in cash and cash equivalents	35,245	1,396
Cash and cash equivalents at beginning of period	4,761	3,365
Cash and cash equivalents at end of period	$40,006	$4,761

NON-GAAP DISCLOSURE (UNAUDITED)

The Company is providing information regarding adjusted operating income, adjusted operating margin, adjusted net income, and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to operating income, net income, or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP operating income to adjusted operating income and GAAP operating margin to adjusted operating margin:

The following table sets forth the reconciliation of the Company’s reported GAAP operating income to the calculation of adjusted operating income for the three and twelve months ended June 30, 2025 and 2024:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(in thousands)	2025	2024	2025	2024
Reported GAAP operating income	$13,974	$7,596	$26,615	$17,080
Restructuring expense	—	355	—	2,982
Right-of-use asset impairment	—	—	14,079	—
CEO transition costs	—	1,510	—	1,510
(Gain) on sale of real estate	—	—	(753)	—
(Gain) on disposal of assets held for sale	(3,702)	(3,262)	(8,693)	(3,262)
Adjusted operating income	$10,272	$6,199	$31,248	$18,310

GAAP operating margin	12.2%	6.9%	6.0%	4.1%
Adjusted operating margin	9.0%	5.6%	7.1%	4.4%

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the three and twelve months ended June 30, 2025 and 2024:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(in thousands)	2025	2024	2025	2024
Reported GAAP net income	$10,702	$4,922	$20,154	$10,528
Restructuring expense	—	355	—	2,982
Right-of-use asset impairment	—	—	14,079	—
CEO transition costs	—	1,510	—	1,510
(Gain) on sale of real estate	—	—	(753)	—
(Gain) on disposal of assets held for sale	(3,702)	(3,262)	(8,693)	(3,262)
Tax impact of adjustments(1)	933	617	(1,121)	(113)
Adjusted net income	$7,933	$4,142	$23,666	$11,645

(1) Effective tax rate of 25.2% and 44.2% was used to calculate the three months ended June 30, 2025 and June 30, 2024. Effective tax rate of 24.2% and 9.2% was used to calculate the twelve months ended June 30, 2025 and 2024.

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share to the calculation of adjusted diluted earnings per share for the three and twelve months ended June 30, 2025 and 2024:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Reported GAAP diluted income per share	$1.89	$0.89	$3.55	$1.91
Restructuring expense	—	0.06	—	0.54
Right-of-use asset impairment	—	—	2.48	—
CEO transition costs	—	0.27	—	0.27
(Gain) on sale of real estate	—	—	(0.13)	—
(Gain) on disposal of assets held for sale	(0.65)	(0.59)	(1.53)	(0.59)
Tax impact of adjustments(1)	0.16	0.11	(0.20)	(0.02)
Adjusted diluted earnings per share	$1.40	$0.75	$4.17	$2.11

Note: The table above may not foot due to rounding.

(1) Effective tax rate of 25.2% and 44.2% was used to calculate the three months ended June 30, 2025 and 2024. Effective tax rate of 24.2% and 9.2% was used to calculate the twelve months ended June 30, 2025 and 2024.

INVESTOR CONTACT:

Michael Ressler, Flexsteel Industries, Inc.
563-585-8116
investors@flexsteel.com